UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

STANDEX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7233	31-0596149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11 Keewaydin Drive, Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 893-9701

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Standex International Corporation

SECTION 5

CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02

Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On January 31, 2014, the Compensation Committee of the Board of Directors (the “Committee”) of Standex International Corporation (the “Company”) recommended, and, the independent directors of the Board of Directors (the “Board”), approve non-executive chairman compensation for Roger L. Fix which will commence on Mr. Fix’s retirement as an employee of the Company.  The compensation consists of the following: an annual cash retainer as director, in the amount of $40,000, consistent with the annual cash retainer paid to other non-employee directors; an annual cash retainer as chairman of the Board in the amount of $50,000, consistent with prior practice of paying an additional chairman retainer; and a stock grant with a grant date value equal to $55,000, pro-rated from Mr. Fix’s date of retirement, consistent with the annual stock grant received by non-employee directors on December 10, 2013.

In addition, after retirement, Mr. Fix will continue to receive health insurance he received immediately prior to his retirement date paid as COBRA continuation premium for 18 months from his date of retirement.  At the end of the COBRA period, Mr. Fix will receive reimbursement of insurance premiums for private insurance for a period of six months.  Mr. Fix will also retain the use of a Company provided vehicle, including reimbursement for fuel and maintenance costs; annual reimbursement for tax preparation fees for calendar 2014 and 2015; and continued use of a Company provided cell phone and laptop computer.

The Compensation Committee of the Board also approved an acceleration of the payment of Mr. Fix’s 2014 annual incentive bonus so that it will be paid to Mr. Fix on a pro-rata basis, at the target bonus amount established by the Compensation Committee of the Board in August 2013, on his last day of employment.  Mr. Fix will vest, upon retirement, in all outstanding equity compensation previously awarded to him, in accordance with the applicable provisions of the 2008 Long Term Incentive Plan and awards made pursuant to that plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STANDEX INTERNATIONAL CORPORATION

(Registrant)

 /s/ Thomas D. DeByle

Thomas D. DeByle Vice President/Chief Financial Officer
Date: February 4, 2014
Signing on behalf of the registrant and as principal financial officer